FOR IMMEDIATE RELEASE

                    AdStar Reports Operating Results For 2002

         Transaction Revenues Increase 220% as ASP Model Gains Momentum

MARINA DEL REY, Calif. - April 1, 2003 - AdStar, Inc. (Nasdaq: ADST, ADSTW), a leading provider of remote advertising technology services to the classified advertising industry, today announced its operating results for the year ended December 31, 2002

For the twelve months ended December 31, 2002, AdStar's revenues increased 8 percent to $2,241,000, compared with $2,081,000 in 2001. Gross profits for the year declined 11 percent to $1,135,000, versus $1,275,000 in the previous year. The Company reported a net loss of ($2,364,000), or ($0.29) per share, for the year ended December 31, 2002, compared with a net loss of ($1,884,000), or ($0.30) per share in 2001. Per-share figures for 2002 were calculated on 8,193,132 weighted average shares outstanding, versus 6,373,037 weighted average shares outstanding in the previous year.

ASP transactions increased 149% to approximately 214,000 in 2002, compared with 86,000 in 2001. Related gross billings generated from these transactions increased 271% to approximately $27.1 million in 2002, versus $7.3 million in 2001. AdStar estimates that greater than $400 million in classified ads were placed in newspapers using the Company's full suite of remote advertising technology products and services during 2002.

"The modest 8% gain in total revenues during 2002 does not reflect the impressive growth in sales derived from our ASP (Application Service Provider) services," noted Jeffrey Baudo, Senior Vice President and Chief Operating Officer of AdStar, Inc. "ASP revenues increased 220% and accounted for 41% of total revenues last year. I am pleased to report that 30 metropolitan newspapers are now using our ASP product. This compares with 14 newspapers on the ASP program at the end of 2001."

"The rapid growth in ASP revenues was partly offset by a 3% decline in licensing and software revenues, as a number of customers transitioned to the transaction-based ASP model, and a 63% reduction in one-time customization and other fees," continued Baudo. "While this moderated the gain in total revenues for the year, we are confident that the high gross margins on transaction-based ASP revenues will greatly benefit AdStar's long-term profitability."

"One of the most significant developments during 2002 involved our new strategic relationship with Tribune Company," stated Leslie Bernhard, President and Chief Executive Officer of the Company. "In March 2002, we entered into an agreement with Tribune Company to provide Web-based recruitment ad sales technology to all major market Tribune newspapers, including the Chicago Tribune, the Los Angeles Times, Newsday and others, and to provide ad sales services to CareerBuilder, a leading online recruitment portal owned by Tribune Company, Knight-Ridder, and Gannett. In the third quarter of 2002, Tribune Company launched a multimillion-dollar ad campaign promoting its new FleXads, which allow professional advertisers and businesses to simultaneously compose, schedule, pay and place help-wanted ads online and in affiliated newspapers. Tribune's commitment to this program is illustrated by equity investments totaling $3.3 million into AdStar during the past twelve months, and we expect revenue from FleXads to accelerate in the current year."

"We have spent much time and invested a great deal of money in the development of Web-based products and services that allow newspapers and other publishers to take full advantage of online technology to sell classified advertising. We have also developed an application-programming interface (API) that expands our market opportunity across all major verticals of classified advertising, including real estate, automotive and recruitment, enabling third parties to access the power of AdStar's technology infrastructure. Management believes that 2003 will be a year in which we begin reaping benefits from such investments in the form of accelerating revenue growth and significant progress towards profitability," concluded Bernhard.

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), headquartered in Marina del Rey, Calif., is a leading provider of remote advertising technology products and services to the $20+ billion classified advertising industry. AdStar transforms publishers' Web sites into full-service classified ad sales channels for their print and online classified ad departments. Since 1986, AdStar has set the standard for remote ad entry software by allowing advertisers to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 50 of the largest newspapers in the United States, the Newspaper Association of America's BonafideClassifieds Web site (where ads can be placed in more than 120 newspapers), CareerBuilder, and a growing number of other online and print media companies.

Forward Looking Statements:

This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company's annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

                    For Further Information, Please Contact:

     Jeffrey Baudo, COO at (310) 577-8255 or via email at jbaudo@adstar.com

                                       Or

       R. Jerry Falkner, CFA, RJ Falkner & Company, Inc. at (800) 377-9893
                      or via email at jerry@rjfalkner.com

                          (Financial Highlights Follow)

AdStar Announces Preliminary Annual Results for 2002                       pg. 3


                                  AdStar, Inc.

                                  Balance Sheet

                                                                    December 31,
                                                                        2002
                                                                    ------------
Assets

Current assets:
Cash and cash equivalents                                           $  940,378
Restricted cash                                                        174,918
Accounts receivable, net of allowance for doubtful
       accounts of $49,672                                             155,159
Notes receivable from officers - current portion                         7,179
Prepaid and other assets                                               143,884
                                                                    ----------
Total current assets                                                 1,421,518

Notes receivable from officers, net of current portion                 239,945
Property and equipment, net                                          2,548,969
Intangible, net                                                         47,346
Other assets                                                            31,413
                                                                    ----------
Total assets                                                        $4,289,191
                                                                    ==========
Liabilities and stockholders' equity

Current liabilities:
Accounts payable                                                    $1,126,425
Accrued expenses                                                       555,816
Deferred revenue                                                       113,571
Capital lease obligations - current portion                             28,980
                                                                    ----------
Total current liabilities                                            1,824,792
Capital lease obligations, net of current portion                       49,807
                                                                    ----------
Total liabilities                                                    1,874,599

Stockholders' equity                                                 2,414,592
                                                                    ----------
Total liabilities and stockholders' equity                          $4,289,191
                                                                    ==========

                                   -- more --

AdStar Announces Preliminary Annual Results for 2002                       Pg. 4


                            Statements of Operations

                                                              Year ended December 31,
                                                            --------------------------
                                                                2002           2001
                                                            -----------    -----------
ASP, net                                                    $   915,819    $   286,501
Licensing and software                                        1,070,341      1,100,431
Customization and other                                         255,332        693,680
                                                            -----------    -----------
Net revenues                                                  2,241,492      2,080,612
Cost of revenues                                              1,106,502        805,964
                                                            -----------    -----------

    Gross profit                                              1,134,990      1,274,648

Selling and marketing expense                                   555,588        656,349
General and administrative expenses                           1,859,286      1,881,957
Product development costs                                       627,040        639,503
Restructuring costs                                             322,604             --
                                                            -----------    -----------

     Loss from operations                                    (2,230,068)    (1,903,161)

Other Income                                                     62,796             --
Interest income (expense), net                                   14,389         23,871
                                                            -----------    -----------

     Loss before taxes                                       (2,152,883)    (1,879,290)
Provision for income taxes                                       (6,760)        (5,208)
                                                            -----------    -----------
     Net loss                                               $(2,159,643)   $(1,884,498)

Deemed dividend on issuance of series B-1 preferred stock      (204,000)            --
                                                            -----------    -----------

Net loss applicable to common stockholders                  $(2,363,643)   $(1,884,498)
                                                            ===========    ===========

Loss per share - basic and diluted                          $     (0.29)   $     (0.30)
                                                            ===========    ===========
Weighted average number of shares - basic and diluted         8,193,132      6,373,037

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